Exhibit 4.2

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER INSURER OR GOVERNMENTAL AGENCY.

THIS SENIOR NOTE IS A DIRECT, UNCONDITIONAL, UNSECURED AND UNSUBORDINATED OBLIGATION OF THE PNC FINANCIAL SERVICES GROUP, INC. THIS SENIOR NOTE IS AN OBLIGATION SOLELY OF THE PNC FINANCIAL SERVICES GROUP, INC. AND WILL NOT BE AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, ANY AFFILIATE OF THE PNC FINANCIAL SERVICES GROUP, INC. THE OBLIGATIONS EVIDENCED BY THIS SENIOR NOTE RANK EQUALLY WITH ALL OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF THE PNC FINANCIAL SERVICES GROUP, INC.

THE PNC FINANCIAL SERVICES GROUP, INC.

FLOATING RATE SENIOR NOTES DUE AUGUST 7, 2018

REGISTERED	CUSIP: 693475AS4
No.	ISIN: US693475AS48

$

THE PNC FINANCIAL SERVICES GROUP, INC., a corporation duly organized and existing under the laws of Pennsylvania (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of $             on August 7, 2018 (the “Stated Maturity”), and to pay interest on the principal amount of this Security at an interest rate per annum (the “Interest Rate”) from February 7, 2017 (the “Issue Date”) to, but excluding, May 7, 2017 (such period, the “Initial Interest Period”) at an initial rate (the “Initial Interest Rate”) determined by the Calculation Agent equal to Three-Month LIBOR on the second London Banking Day preceding the Issue Date plus 0.25% per annum, and thereafter at an Interest Rate that will be reset as described below to a rate per annum equal to Three-Month LIBOR plus 0.25% per annum.

The Senior Notes will accrue interest from February 7, 2017 or, if interest on the Senior Notes has ever been paid or provided for, from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, quarterly in arrears on February 7, May 7, August 7, and November 7 of each year, commencing May 7, 2017 (each an “Interest Payment Date”), and at maturity, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and premium and on any overdue installment of interest. The Interest Rate on the Senior Notes will be reset quarterly (each such quarter, an “Interest Reset Period”. The first day of each Interest Reset Period is referred to as an “Interest Reset Date”. The Interest Reset Dates will be February 7, May 7, August 7, and November 7 of each year; provided that the Interest Rate in effect from February 7, 2017 to, but excluding, the first Interest Reset Date will be the Initial Interest Rate. If any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Reset Date will be the next preceding Business Day.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, subject to certain exceptions, will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be January 23, April 22, July 23, and October 23 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. However, interest payable on the maturity date will be paid to the person to whom the principal will be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner acceptable to the Trustee and not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. The Company will pay interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Accrued interest on the Senior Notes will be calculated by multiplying the principal amount of the applicable Senior Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

If an Interest Payment Date or the maturity date for the Senior Notes falls on a day that is not a Business Day, the Company will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding Business Day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the Holder will not be entitled to any further interest or other payments with respect to such postponements.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” or “Senior Notes”), issued and to be issued in one or more series under an Indenture (the “Indenture”), dated as of September 6, 2012, among the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated above, initially issued in the aggregate principal amount of $575,000,000, and is subject to additional issuances as the Company may determine or as provided for in the Indenture.

The term “Business day” means any day that is not a Saturday or Sunday and that in New York City is not a day on which banking institutions or trust companies are authorized or required by law, regulation or executive order to close and is also a London Business Day.

The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Calculation Agent for the Senior Notes is The Bank of New York Mellon (the “Calculation Agent”). Upon the request of the Holder of any Note, the Calculation Agent will provide such Holder the Interest Rate then in effect and, if determined, the Interest Rate that will become effective on the next Interest Reset Date.

The Calculation Agent will determine the Initial Interest Rate for the Senior Notes on the second London Banking Day preceding the issue date and the Interest Rate for each succeeding Interest Reset Period by reference to Three-Month LIBOR on the second London Banking Day preceding the applicable Interest Reset Date (each, an “Interest Determination Date”). The Interest Rate for the Senior Notes will be based on the London interbank offered rate (“Three-Month LIBOR”) determined by the Calculation Agent as follows:

(i)	As of an Interest Determination Date, Three-Month LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months as such rate appears on “Bloomberg Page LIBOR03M” at approximately 11:00 a.m., London time, on such Interest Determination Date. If on any Interest Determination Date, such rate does not appear on the “Bloomberg Page LIBOR03M” as of 11:00 a.m., London time, or if the “Bloomberg Page LIBOR03M” is not available on such date, the Calculation Agent will determine the Interest Rate pursuant to the provisions described in clause (ii) below.

(ii)	If no rate appears on “Bloomberg Page LIBOR03M”, then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, Three-Month LIBOR determined on that Interest Determination Date will be the arithmetic mean calculated by the Calculation Agent of those quotations. If fewer than two quotations are provided, Three-Month LIBOR will be determined for the related Interest Reset Date as the arithmetic mean calculated by the Calculation Agent of the rates quoted at approximately 11:00 a.m., New York time, on that Interest Reset Date, by three major banks in New York, New York, as selected by the Calculation Agent after consultation with the Company, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not quoting as set forth above, Three-Month LIBOR for that Interest Determination Date will remain equal to the Three-Month LIBOR used to determine the Interest Rate for the immediately preceding Interest Reset Period, or, if there was no preceding Interest Reset Period, the rate of interest payable will be the Initial Interest Rate.

Interest will be computed on the basis of the actual number of days in the relevant year divided by a 360-day year.

This Security is not redeemable prior to the Stated Maturity thereof. This Security is not subject to any sinking fund. This Security is not convertible into, or exchangeable for, equity securities of the Company. If an Event of Default (as defined in the Indenture) with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee hereinafter referred to, by manual or facsimile signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The obligations evidenced by this Security rank equally with all other unsecured and unsubordinated indebtedness of the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of any series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Securities of all series (voting as one class) to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (if any) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 thereof. This Security is a global security, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged in whole or in part for individual certificates evidencing the Securities represented hereby, this Security may not be transferred except as a whole by The Depositary Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”) and the records of Participants (with respect to interests of persons other than Participants)). Beneficial interests in Securities by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Security will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth herein, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Securities in definitive form and will not be considered Holders of Securities. If the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, or an Event of Default has occurred and is continuing, and the Depositary requests the issuance of certificated notes, the Company will issue individual certificates evidencing the Securities represented hereby in definitive form in exchange for this Security in registered form to each person that the Depositary identifies as the beneficial owner of the Securities represented by the Global Notes upon surrender by the Depositary of the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Securities represented by one or more global securities and, in such event, will issue individual certificates evidencing Securities in definitive form in exchange for this Security. In any such instance, an owner of a beneficial interest in a Security will be entitled to physical delivery in certificated form of Securities equal in principal amount to such beneficial interest and to have such Securities registered in its name. Securities so issued in certificated form will be issued in denominations of $2,000 and any integral multiples of $1,000 thereof and will be issued in registered form only, without coupons. Neither the Company nor the principal paying agent will be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Securities. The Company and the principal payment agent may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Securities to be issued.

Except as provided herein, beneficial owners of Global Notes will not be entitled to receive physical delivery of Securities in definitive form and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Securities.

Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, either directly if they are Participants of such system or indirectly through organizations that are Participants in such system.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Securities represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Securities represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Neither the Company, the Trustee, the principal paying agent nor any Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Securities by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Securities.

The Bank of New York Mellon will act as the Company’s principal paying agent with respect to the Securities through its offices presently located at 525 William Penn Place, 38th Floor, Pittsburgh, PA 15259. The Company may at any time rescind the designation of a paying agent, appoint a successor paying agent, or approve a change in the office through which any paying agent acts. Payments of interest and principal may be made by wire-transfer in immediately available funds for Securities held in book-entry form or, at the Company’s option in the event the Securities are not represented by Global Notes, by check mailed to the address of the person entitled to the payment as it appears in the Security register. Payment of principal will be made upon the surrender of the relevant Securities at the offices of the principal paying agent.

Notices to the Holders of registered Securities will be mailed to them at their respective addresses in the register of the Securities and will be deemed to have been given on the fourth weekday (being a day other than Saturday or Sunday) after the date of mailing. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Securities with respect to the Indenture or for any remedy under the Indenture.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

— end of page —

[signatures appear on following page]

IN WITNESS WHEREOF, THE PNC FINANCIAL SERVICES GROUP, INC. has caused this Note to be signed in its name by its Chairman of the Board, Vice Chairman, Chief Executive Officer, President, Vice President, Treasurer, Assistant Treasurer or Controller, and by its Secretary or an Assistant Secretary, or by facsimiles of any of their signatures, and its corporate seal, or a facsimile thereof, to be hereto affixed.

Dated: February 7, 2017

THE PNC FINANCIAL SERVICES GROUP, INC.

By
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: February 7, 2017

THE BANK OF NEW YORK MELLON
as Trustee

By
Authorized officer